Press Contact:  Robert F. Baker, Jr.
                (212) 783-6299



For immediate release:

SALOMON INC TO REPORT A NET LOSS FOR THE 1994 THIRD QUARTER

New York, October 6, 1994 - Salomon Inc today announced that it will report an aftertax loss of approximately $100 million for the 1994 third quarter. Final quarterly results will be released on or about October 20. The majority of the loss was attributable to adverse results for Salomon Brothers' Proprietary Trading Businesses which historically have tended to be volatile. Salomon Brothers' Client-Driven Businesses which continued to be affected by weakness in underwriting volume and customer trading activity will also report a loss, although results improved significantly from the second quarter. The Phibro Division, the Company's commodities trading business, will also report a modest pretax loss this quarter.

Given the difficult market environment for its Client-Driven
Businesses, Salomon Brothers is closely reviewing the pace of new initiatives.